                                                                                                                                EX-99.d.4
SUB-ADVISORY AGREEMENT

AGREEMENT made this 17th day of April (“Effective Date”), 2009 by and between Emerging Global Advisors, LLC (“EGA”), and Esposito Partners, LLC (the “Sub-adviser”).

1. Duties of Sub-adviser. EGA hereby appoints the Sub-adviser to act as investment adviser to each current series (each a “Fund” and collectively, the “Funds”) of EGA Emerging Global Shares Trust, a Delaware business trust (the “Registrant”), for the period and on such terms as are set forth in this Agreement. EGA employs the Sub-adviser to manage the investment and reinvestment of the assets of the Funds, to continuously review, supervise and administer the investment program of the Funds, to determine in its discretion the securities to be purchased or sold and the portion of the Funds’ assets to be held uninvested, to designate the identity and weighting of the Securities in the Deposit Securities and the Fund Securities (as such terms are defined in the Registration Statement), to provide EGA and the Registrant with records concerning the Sub-adviser’s activities which the Registrant is required to maintain, and to render regular reports to EGA, the Registrant’s officers and the Registrant’s Board of Trustees (the “Board”) concerning the Sub-adviser’s discharge of the foregoing responsibilities.

     The Sub-adviser will oversee the maintenance of all books and records with respect to the securities transactions of each Fund, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Sub-adviser agrees that all records which it maintains for the Registrant are the property of the Registrant, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Registrant and which are required to be maintained by Rule 31a-1 under the 1940 Act and further agrees to surrender promptly to the Registrant any records which it so maintains, upon request by the Registrant. The Sub-adviser shall discharge the foregoing responsibilities subject to the control of EGA and the officers of the Registrant and the Board, and in compliance with the objectives, policies and limitations set forth in the Registrant’s Registration Statement (Nos. 811-22255; 333-155709), including the Funds’ prospectus and statement of additional information, applicable laws and regulations. In carrying out its responsibilities hereunder, the Sub-adviser will consult with EGA on a continuous basis regarding the management of the Series. The Sub-adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided therein.

2. Representations of Sub-adviser. The Sub-adviser represents, warrants and agrees as follows:

A. The Sub-adviser (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify EGA of the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-adviser will also promptly notify each Fund and EGA if it is served or otherwise receives notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund(s) or the Sub-adviser, provided, however, that routine regulatory examinations of the Sub-adviser shall not be required to be reported by this provision and the Sub-adviser shall not be required to notify a Fund of events subject to this provision until such time that it notifies its other clients.

B. The Sub-adviser is currently in material compliance and shall at all times continue to be in material compliance with the requirements imposed upon the Sub-adviser by applicable law and regulations.

C. The Sub-adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board of Trustees of the Registrant with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-adviser shall certify to the Adviser that the Sub-adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of EGA, the Sub-adviser shall permit EGA, its employees or its agents to examine the reports required to be made to the Sub-adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-adviser’s code of ethics.

D. The Sub-Adviser has provided EGA with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to EGA on an annual basis. Such amendments shall reflect all changes in the Sub-adviser’s organizational structure, professional staff or other significant developments affecting the Sub-adviser, as required by the Advisers Act.

E. The Sub-adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Sub-adviser agrees that it will not knowingly in any way refer directly or indirectly to its relationship with the Registrant, the Fund(s), EGA or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of EGA, except as required by rule, regulation or upon the request of a governmental authority.

G. Sub-adviser agrees not to consult with (i) other sub-advisers to a Fund, if any, (ii) other sub-advisers to any other Fund of the Registrant, or (iii) other sub-advisers to an investment company under common control with any Fund, concerning transactions for a Fund in securities or other assets.

H. The Sub-adviser acknowledges that ALPS Advisers, Inc., Registrant’s investment adviser (the “Adviser”), EGA and the Registrant intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the Investment Company Act, and the Sub-adviser hereby agrees that it shall not consult with any other sub-adviser to the Registrant with respect to transactions in securities for a Fund’s portfolio or any other transactions of Registrant assets.

I. The Sub-adviser maintains commercially reasonable business continuity procedures.

3. Portfolio Transactions. The Sub-adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Series and is directed to use its best efforts to obtain the best available price and most favorable execution. The Sub-adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Fund as well as its other customers, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Sub-adviser will promptly communicate to EGA and the officers and Trustees of the Registrant such information relating to Fund transactions as they may reasonably request. The Sub-adviser is not authorized to engage in “soft-dollar” transactions permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended, without the express written approval of the Adviser, EGA or the Board.

4. Compensation of the Sub-adviser.

A. For the services to be rendered by the Sub-adviser as provided in Section 1 of this Agreement, EGA shall pay to the Sub-adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of each Fund’s average daily net assets or minimum fees. The annual percentage rate and minimum fees for each Fund is set forth on Appendix A hereto. Neither the Adviser, the Registrant nor the Funds shall be responsible for any portion of the compensation payable to the Sub-adviser hereunder. In addition, EGA shall be responsible for extraordinary expenses incurred by the Sub-adviser in performing its services hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting.

B. In compensation for certain necessary start-up costs that Sub-adviser shall incur on behalf of the Registrant, as specifically set forth in Appendix B, if the Agreement is terminated by EGA during the initial first-year term, the remainder of the annualized minimums will be immediately due.

C. For terms after the initial first-year term, in the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the month as a percentage of the total number of days in such month.

5. Reports. EGA agrees to furnish to the Sub-adviser current prospectuses, proxy statements, reports to shareholders, financial statements and such other information relating to the Funds as the Sub-adviser may reasonably request. The Sub-adviser agrees to furnish to EGA and to the Registrant such information concerning its own affairs as EGA or the Registrant may reasonably request, including copies of its Form ADV and any other filings of the Sub-adviser with the U.S. Securities and Exchange Commission, certified copies of its financial statements and such other materials as are commonly used by registrants in connection with the annual consideration of an advisory agreement’s continuance.

6. Status of Sub-adviser. The services of the Sub-adviser to EGA and the Series are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others.

7. Liability of Sub-adviser. (a) In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Sub-adviser of its obligations and duties hereunder, (iii) a loss resulting from a breach of fiduciary duty by the Sub-adviser with respect to the receipt of compensation for its services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), (iv) any untrue statement of a material fact contained in the prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Registrant or the omission to state therein a material fact known to the Sub-adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser, EGA or the Registrant, or the omission of such information, by the Sub-adviser for use therein, the Sub-adviser shall not be subject to any liability whatsoever to the Adviser, EGA, the Registrant, or to any shareholder of a Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of a Fund. (b) In no event shall the Sub-adviser be liable for: (i) acting in accordance with instructions from the Adviser or EGA, (ii) for special or punitive damages, or (iii) for any losses due to forces beyond the control of the Sub-adviser including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (provided, in such occurrences, that the Sub-adviser has maintained commercially reasonable business continuity procedures). (c) EGA shall indemnify Sub-adviser and hold it harmless against any and all claims, losses, liabilities, damages or expenses, including reasonable attorneys’ fees and expenses, howsoever arising from or in connection with this Agreement or the performance of its own duties hereunder, provided that EGA shall not indemnify or hold harmless the Sub-adviser for any losses, claims, damages, liabilities or litigation (including reasonable attorneys’ fees and expenses) arising out of or based on (i) any breach by the Sub-adviser of its representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Registrant or the omission to state therein a material fact known to the Sub-adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser, EGA or the Registrant, or the omission of such information, by the Sub-adviser for use therein.

8. Permissible Interests. Subject to and in accordance with the Declaration of Trust of the Registrant and applicable law and regulation, shareholders of the Registrant, EGA and/or the Adviser are or may be interested in the Sub-adviser (or any successor thereof) as Trustees, officers, agents, shareholders or otherwise; trustees, officers, agents and shareholders of the Sub-adviser are or may be interested in the Registrant, EGA and/or the Adviser as shareholders or otherwise; and the Sub-adviser (or any successor) is or may be interested in the Registrant, EGA and/or the Adviser as a shareholder or otherwise; and the effect of any such interrelationships shall be governed by said Declaration of Trust and applicable law and regulations, including the provisions of the 1940 Act.

9. Duration and Termination. This Agreement shall become effective upon the Effective Date, provided that this Agreement shall not take effect with respect to a Fund unless it has first been approved: (i) by a vote of a majority of those trustees of the Registrant who are not parties to this Agreement and who are not interested persons of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. This Agreement, unless sooner terminated as provided herein, shall continue for one (1) year from the date hereof and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually by EGA and the Board of Trustees, including the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated with respect to a Fund by EGA or by the Fund at any time without the payment of any penalty, or by vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the Sub-adviser and, in the case of termination by EGA, to the Registrant. This Agreement may be terminated with respect to a Fund by the Sub-adviser at any time, without the payment of any penalty, upon 60 days’ written notice to EGA and the Registrant. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee. As used in this Section 9, the terms “assignment,” “interested persons,” and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a) of the 1940 Act.

10. Amendment of Agreement. Subject to the requirements of the 1940 Act, this Agreement may be amended by mutual consent of the parties.

11. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Texas, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

Emerging Global Advisors, LLC                  Esposito Partners, LLC

By /s/ Robert C. Holderith                          By /s/ Mike Esposito
Name: Robert C. Holderith                         Name: Mike Esposito
Title: Chief Executive Officer                       Title: Chief Operating Officer

Appendix A

Advisor agrees to pay sub-advisor under the following schedule:

Advisory fee schedule for total Assets Under Management (AUM):

$0 to $50,000,000 AUM	= 15bps
$50,000,000 to $100,000,000 AUM	= 12bps
$100,000,000 to $500,000,000 AUM	= 10bps
$500,000,000 to $1,000,000,000 AUM	= 8bps
$1,000,000,000 or more AUM	= 6bps

For the first year from Effective Date, advisory payments are subject to either a total minimum relationship fee per year of $120,000 computed monthly at $10,000 per month or a $30,000 per fund per year fee computed monthly at $2500 per month. The higher of the two amounts apply.

For the second and subsequent years from Effective Date, advisory payments are subject to either a total minimum relationship fee per year of $150,000 computed monthly at $12,500 per month or a $45,000 per fund per year fee computed monthly at $3750 per month. The higher of the two amounts apply.

                                                             Appendix B

                                                 Sub-adviser Start-Up Costs

The sub-advisor has the following start-up costs:
•	Software Development	$70,000.00
•	Cost of Third Party Service	$18,000.00
•	Research	$20,000.00
•	Management	$12,000.00